EXHIBIT 10.1

RETIREMENT AGREEMENT

       This Retirement Agreement (“Agreement”) is entered into between Hibbett Sporting Goods, Inc. (“Hibbett”), and its predecessors, successors, assigns, affiliates, subsidiaries and related entities, (hereinafter “Employer”) and Jeffry O. Rosenthal (hereinafter “Employee”). In consideration for the mutual promises contained herein, including without limitation the Severance Payment described in paragraph 3 set forth below, Employer and Employee agree as follows:
1. On March 20, 2019, Employee expressed his intent to voluntarily resign his employment effective upon the hiring of a new CEO by the Employer.  Employee’s employment with Employer shall thus be separated, effective upon the appointment of a replacement chief executive officer or such earlier date as the Board of Directors of Employer may request (the “Retirement Date”). Employee will be given twenty-one days from April [*], 2019 (the date he received this Agreement) to decide whether to sign this Agreement.
2. Employer and Employee (“Parties”) agree that there are no disagreements or disputes between the parties.
3. The parties to this Agreement only wish to document the amicable separation of Employee and to fully and finally resolve any and all disputes between themselves including, but not limited to, any differences arising out of the Employee’s employment with and separation from Employer.  In consideration for the promises and covenants herein, and more specifically, in consideration for the general release set forth in paragraph 4 below and execution as of the Retirement Date of the General Release Agreement attached as Exhibit A (“Exhibit A”), Employer agrees, subject to the signing of this Agreement by Employee, and if the Employee does not revoke this Agreement subsequent to signing it pursuant to paragraph 12(e) hereof, to the following:
(a)
Employee shall continue in his current employment, as CEO and President, on the same employment terms and conditions until the Retirement Date. Employee acknowledges that his employment with Employer has been and remains “at-will” and may be terminated by Employer at any time.

(b)
If the Compensation Committee of the Employer determines that a bonus is payable for FY2020 to executive officers generally, then Employee will receive a full bonus for FY2020 (as if Employee was employed by Employer through the end of FY 2020) based upon the same performance goals that are used to determine the bonuses for other executive officers, payable at the same time that FY 2020 bonuses are payable to the other executive officers.

(c)
Employee will continue to hold his seat on the Hibbett Sports, Inc. Board of Directors (and may be eligible for re-election) through his current term, unless he resigns at an earlier date, and will be entitled subsequent to the Retirement Date to Board compensation applicable to non-employee directors in effect at such time.

(d)
Employee will be eligible to receive Five Hundred Seventy-Five Thousand Dollars and no/100 ($575,000.00), to be paid over twelve months, bi-weekly, net of applicable tax withholding, as salary continuation. The salary continuation shall be in twenty-six equal gross payment amounts of Twenty-Two Thousand One Hundred Fifteen Dollars and 40/100 ($22,115.40) beginning on the Retirement Date; provided that any amounts otherwise scheduled to be paid between the Retirement Date and the first normal  payroll payment date subsequent to the Release Effective Date (as defined below) (the “First Payment Date”) shall be paid in a lump sum on the First Payment Date.

(e)
Effective immediately, all outstanding equity awards granted to Employee shall terminate. On the First Payment Date, Employee shall receive a lump sum cash payment, equal to the number of shares under such equity awards, using the maximum number of shares with respect to any performance-based awards (as identified on Exhibit B) times their Computed Value, less applicable withholding taxes.  For purposes of this Agreement, “Computed Value” shall mean a value per share equal to the greater of (x) the closing stock price on the Retirement Date or (y) the closing stock price on March 20, 2019, which was Eighteen Dollars and 04/100 ($18.04) per share.  Employee agrees and acknowledges that there are no outstanding equity awards granted to Employee other than as shown on Exhibit B and that no payment will be made for such awards other than as shown on Exhibit B.

(f)
Employee shall receive an additional Twenty-One Thousand Three Hundred and Sixty-Two dollars and 04/100 ($21,362.04) to subsidize his estimated expense for health and dental coverage under the Consolidated Omnibus Reconciliation Act of 1985, as amended (“COBRA”).  Such COBRA payment will be issued as a one-time, lump sum payment on the First Payment Date. Any payments hereunder will be subject to all applicable tax withholdings.

(g)
Employer will provide Employee with access to a Career Transition Program chosen and paid for by Employer for a period of up to one-hundred and eighty (180) days. Employee agrees to direct prospective employers to The Work Number, 1-800-367-5690, for verification of his employment with Employer.

(h)
Employer agrees to provide a neutral reference for Employee consisting of dates worked, positions held, and salary. Employee agrees to direct prospective employers to The Work Number, 1-800-367-5690, for verification of his employment with Employer.

(i)	Employer agrees to transfer ownership to Employee of the iPhone currently in the possession of Employee. Service will be disconnected on the Retirement Date.

For the avoidance of doubt, the payments specified in paragraphs 3(b), 3(d), 3 (e), and 3(f) above shall not become due and payable to Employee until all of the following have occurred: (1) the Company has received a copy of Exhibit A, executed by Employee as of the Retirement Date, (2) the revocation period described in paragraph 3(e) of Exhibit A has expired, and (3) Employee has not revoked his execution of Exhibit A (the last day of the applicable revocation period, the “Release Effective Date”). Notwithstanding the timing for payment set forth above, in any case where the Retirement Date and the First Payment Date fall in two separate taxable years, any payments required to be made to Employee that are conditioned on the release and are treated as nonqualified deferred compensation for purposes of Code Section 409A (as defined below) shall be made in the later taxable year.  Employee will be entitled to receive vested 401(k) and other deferred compensation balances in accordance with the terms of the relevant plans and any elections made as a participant.
4. In consideration of the amount paid and described in paragraph three (3) above and other good and valuable consideration, Employee will agree to continue to effectively perform the traditional duties of the CEO until the Retirement Date, including vendor relations, staffing, strategic planning, management of the budget, support a positive culture and morale, and facilitate a smooth transition to the new CEO, including maintaining and developing good vendor relationships.
In addition, and in further consideration of the amount paid and described in paragraph three (3) above and other good and valuable consideration, on behalf of himself, his heirs, executors, administrators, and assigns, Employee, to the fullest extent permitted by law, forever completely, unconditionally and irrevocably releases, acquits and discharges Employer and its parent Hibbett Sports, Inc. and each of their subsidiaries, affiliated or related entities, and all of their past and present owners, officers, directors, investors, insurers, managers, agents, attorneys, supervisors, and employees (collectively, the “Released Parties”), from all claims, known or unknown, of any kind which Employee may have relating to the Released Parties, including any other agreements, employment or otherwise, made verbally or in writing.  This release includes, but is not limited to, all liabilities for the payment of earnings, bonuses, commissions, past or present cash or equity awards, including employee stock options and RSUs,  severance pay, salary, accruals under any vacation, sick leave, or holiday plans, any employee benefits, including, but not limited to, health and medical insurance benefits, and 401(k) or retirement benefits, any charge, claim or lawsuit under any federal or state constitution, federal, state, or local law, statute or ordinance, any state statutory or common law, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Civil Rights Act of 1866, 42 U.S.C. §1981, the Age Discrimination in Employment Act, as amended by the Older Workers’ Benefit Protection Act, the Americans with Disabilities Act, the Equal Pay Act of 1963, the Fair Labor Standards Act, the Family and Medical Leave Act of 1993, the Employee Retirement Income Security Act and any claims under the Alabama Age Discrimination in Employment Act, Alabama Code § 25-1-20, et seq., Alabama wage and hour laws, or any other state, county or municipal statute or ordinance relating to any condition of employment or employment discrimination, and any tort, contract, and quasi- contract or other common law claims, including, but not limited to, claims for wrongful termination, discrimination, harassment, retaliation, whistle blowing, negligent or intentional infliction of emotional distress, negligent hiring, negligent supervision, negligence, invasion of privacy, defamation, slander, assault, battery, misrepresentation, and conspiracy, the existence of which is denied by the Released Parties. This release, however, excludes (i) any rights to benefits under this Agreement, (ii) any rights as a shareholder of Employer, (iii) any rights to indemnification or advancement of expenses and the protection of directors’ and officers’ liability and corporate indemnification policies or agreements, and (iv) any other rights that may not be legally released by private agreement (the “Excluded Claims”).

In addition, and in further consideration of the amount paid and described in paragraph three (3) above and other good and valuable consideration, Employee, on behalf of himself, his heirs, executors, administrators, and assigns, re-acknowledges and re-affirms the promises and representations made in, and expressly agrees to abide by, (i) the Nondisclosure-Noncompetition Agreement and (ii) the Employee Confidential Information Agreement, each between Employer and Employee. Employer further agrees that Employee shall be released from Sections 4, 5, 6, and 7 of the Nondisclosure-Noncompetition Agreement, and Section 3 of the Employee Confidential Information Agreement on the twelve (12)-month anniversary of the Retirement Date, notwithstanding anything to the contrary in the Nondisclosure-Noncompetition Agreement or the Employee Confidential Information Agreement. However, to the extent Employee continues to hold his seat on the Hibbett Sports, Inc. Board of Directors, he shall continue to comply with the applicable Corporate Governance Guidelines (as amended), Code of Business Conduct and Ethics (as amended), and all applicable duties placed on Board Members pursuant to Delaware corporate law.
5. Employee represents that he has not filed any charges or claims against the Released Parties with any federal or state agencies or tribunals or any other suits, claims, proceedings, actions, or complaints against the Released Parties, and Employee agrees, to the fullest extent permitted by law, that he will not file any lawsuits at any time in the future with respect to any claim which arose prior to the date of this Agreement (other than the Excluded Claims).  This release forever bars all actions, claims, proceedings, and suits which arose or might arise in the future from any occurrences arising prior to the date of this Agreement and authorizes any court, administrative agency or tribunal to dismiss any claim, action, proceeding, or suit filed by the Employee (other than the Excluded Claims) with prejudice.  This release is not to be construed as barring Employee from filing charges with any agency or as interfering with Employee's right to testify, assist or participate in an administrative hearing or proceeding.  However, Employee agrees that Employee will not accept any monetary or non-monetary benefit (excepting standard witness fees and mileage), including, but not limited to, back pay, front pay, benefits, damages, punitive damages, attorney fees, reinstatement or any other type of equitable or legal relief, as a result of any such charge, lawsuit or claim.  Further, Employee represents and warrants that Employee is unaware of, and has no factual information that would support any such administrative charge, hearing or proceeding, on Employee’s behalf, or any other employee’s behalf that has not been disclosed to Employer in writing. Employee acknowledges that the consideration provided by this Agreement represents complete satisfaction of any monetary and non-monetary claims he has or might have against the Released Parties and that the consideration hereunder is in lieu of any other remuneration, payment or award to which he might otherwise be entitled.

6. Employer, to the fullest extent permitted by law, forever completely, unconditionally and irrevocably releases, acquits and discharges Employee and his heirs, executors, administrators, estate, successors and assigns, attorneys and all persons or entities acting by, through, under or in concert with any of them (the “Employee Released Parties”) from all claims, of any kind which Employer may have relating to the Employee Released Parties, including any other agreements, employment or otherwise, made verbally or in writing, of which Employer is aware or should be aware as of the date hereof.
7. Notwithstanding anything to the contrary in the Confidential Information Agreement,  Employee may retain personal correspondence and calendars, information regarding his equity awards and other compensation or relating to expense reimbursement, and copies of all benefit plans in which he is a participant.  Employee recognizes and acknowledges all charges to his company credit card remain his responsibility and that if they are not reimbursable business expenses, he must reimburse Employer for such charges and that, if he refuses to do so, Employer has the right to deduct these charges from his severance payments.

8. Except as may be prohibited by law, Employee also agrees that he shall not, at any time, in any way disparage or attempt to disparage or make negative or unfavorable comments, orally or in writing, about Employer or any of its directors, officers, employees, subsidiaries or affiliated companies, or any of their employees to vendors, or any other party. Except as may be prohibited by law, Employer agrees that it, and its directors and officers, shall not, at any time, in any way disparage or attempt to disparage or make negative or unfavorable comments, orally or in writing, about Employee.  Notwithstanding the foregoing, (a) this Section 8 shall not be violated by either party rebutting factually inaccurate statements made about such party by making a truthful statement, but only to the extent reasonably necessary to correct or refute such inaccurate statements and (b) this Section 8 shall not be interpreted to limit either party’s rights to confer in confidence with his or its counsel, accountant or other professional advisors, or to respond truthfully to any lawful request for information or to make truthful statements in connection with any proceedings relating to this Agreement or any other actions involving Employer or any of its affiliates and Employee.
9. This Agreement shall not in any way be construed as an admission by the Released Parties or Employee that they have acted wrongfully with respect to each other, that they are covered by any particular laws, or that one party has any rights whatsoever against the other or the other Released Parties.
10. Indemnification.  Employee shall remain entitled to the protection of Employer’s By-Laws and Certificate of Incorporation and any insurance and corporate indemnification policies Employer shall elect to maintain generally for the benefit of its directors and officers against or with respect to all costs, charges and expenses incurred or sustained by Employee in connection with any action, suit or proceeding to which Employee may be made a party by reason of Employee having been a director or officer of Employer or any of its affiliates.
11. Breach of Agreement.

(a) If Employee breaches any of the provisions of this Agreement in any material respect, Employer will be fully and totally relieved of its obligations to make any further payment to Employee as set forth in paragraph three (3) above. Prior to terminating the payments, Employer will place Employee on notice of the breach and will give Employee one week to cure the breach. Employee further acknowledges, understands, and agrees that should he breach in any material respect any provisions of this Agreement and if Employer stops making payments to Employee as set forth in paragraph three (3) above, all other provisions of this Agreement, including, but not limited to, the general release set forth in paragraph three (3) above, will remain in full force and effect.

(b) The Employee hereby acknowledges and agrees that a violation of this Agreement, including, but not limited to, paragraph five (5) above, or a violation of the Nondisclosure-Noncompetition Agreement between Employer and Employee referenced above, would cause irreparable and substantial damage and harm to the Employer or Released Parties and that money damages alone would be inadequate to compensate for and would not be an adequate remedy for such violation(s).  Accordingly, the Employee hereby agrees that, in the event of any breach or threatened breach by the Employee of any provisions of this Agreement or the Nondisclosure-Noncompetition Agreement between Employer and Employee, the Employer or other Released Parties will be entitled, in addition to the right to stop payments as referenced above (in the event of any breach in any material respect) and the right to money damages and any other right that they may have at law or in equity, to seek injunctive or other equitable relief to restrain any breach or threatened breach or otherwise to specifically enforce any of the provisions of this Agreement.

12. Employee specifically acknowledges the following:

(a) Employee does not release or waive any right or claim which Employee may have which arises after the date of this Agreement; (b) In exchange for this general release, Employee has received separate consideration beyond that which Employee is otherwise entitled to under Employer’s policy or applicable law; (c) Employee is releasing, among other rights, all claims and rights under the Age Discrimination in Employment Act (“ADEA”) and the Older Workers' Benefit Protection Act (“OWBPA”); (d) Employee has twenty-one (21) days, but need not take the full twenty-one (21) day period if he does not wish to do so, to consider this Agreement. If he executes this Agreement before 21 days after receiving it, he has done so knowingly and voluntarily with the express intent of waiving any remaining portion of the 21-day period; (e) Employee has seven (7) days to revoke this Agreement after acceptance.  For the revocation to be effective, Employee must give written notice of Employee’s revocation to Harvey Knighten, Vice-President of Human Resources by hand-delivery and by mailing the original to him at the following address: Hibbett Sporting Goods, Inc., 2700 Milan Court, Birmingham, Alabama 35211; (f) Employee acknowledges and agrees that this Agreement is written in a manner that he understands and that he has read and fully understands the terms of this Agreement as written, the legal and binding effect of the Agreement and the exchange of benefits and promises herein, including the full release of claims; (g) Employee understands and agrees that Employer’s obligation to perform under this Agreement is conditioned upon the Employee’s performance of all agreements, releases and covenants to the Employer; (h) Employee has read this Agreement fully and completely and Employee understands its significance; (i) Employee enters into this Agreement knowingly and voluntarily and on Employee’s own free will and choice; (j) Employee is advised to consult with an attorney before executing this Agreement and has been given an opportunity to review this Agreement with an attorney.

13. Employee understands and acknowledges that this release is legal, final and binding and that he is currently unaware of any claim, right, demand, action, obligation, liability, or cause of action he may have against Released Parties which has not been released in this Agreement (other than the Excluded Claims).
14. If Employee is required to make disclosures in compliance with a validly issued and enforceable subpoena or a judicial or administrative order, which disclosures would otherwise be prohibited under this Agreement, he must notify Employer of such order or subpoena within a reasonable time after receipt. Notice under this subparagraph shall be made to Hibbett’s General Counsel at: Hibbett Sporting Goods, Inc., 2700 Milan Court, Birmingham, Alabama 35211. Further, to the extent Employee is subject to any document retention hold, Employee is required to continue to preserve any potentially responsive documents pursuant to the subject Records Hold Notice.
15. This Agreement shall be binding upon Employer, Employee and upon Employee’s heirs, administrators, representatives, executors, successors and assigns, and shall inure to the benefit of the Released Parties and their respective successors and assigns.  Employee represents that no inducements, statements or representations have been made that are not set out in this Agreement and that he does not rely on any inducements, statements or representations not set forth herein.
16. Employee acknowledges that any and all prior understandings and agreements between the parties to this Agreement with respect to the subject matter of this Agreement, including any initial employment offer letter and any subsequent revisions thereof, are merged into this Agreement, which fully and completely expresses the entire Agreement and understanding of the parties to this Agreement with respect to the subject matter hereof.  Except as stated above, Employee will not be entitled to any other compensation, payments, or benefits from Released Parties under this Agreement or under any other contract, agreement, arrangement or plan, including, but not limited to any severance plan.  Employee hereby waives and forfeits any other rights or claims he may have to other remuneration or benefits including to any unvested options, unvested restricted share units or other notes, instruments or obligations.  This Agreement may not be orally amended, modified or changed and may be amended, modified or changed only by written instrument or instruments executed by duly authorized officers or other representatives of the parties to this Agreement.  Notwithstanding the above, any post-employment covenants and agreements by Employee in Employee’s Nondisclosure-Noncompetition Agreement shall remain in full force and effect. Notwithstanding any provision in this Section 15, the requirement to arbitrate disputes shall not apply to any action to enforce this instrument by means of temporary or permanent injunction or other appropriate equitable relief. The parties may apply to any court of competent jurisdiction for a temporary restraining order, preliminary injunction, or other interim or conservatory relief, as necessary, without breach of this Agreement and without abridgment of the powers of the arbitrator.
17. The validity, construction, enforcement, and interpretation of this Agreement are governed by the laws of the State of Alabama and the federal laws of the United States of America, excluding the laws of those jurisdictions pertaining to the resolution of conflicts with other jurisdictions. Employer and Employee agree that any claims or disputes concerning or covered by this Agreement or resulting from Employee’s employment or the termination of Employee’s employment must be submitted to binding arbitration and that this arbitration will be the only remedy for resolution of any such claim or dispute, as set forth in the Mutual Arbitration Agreement (herein referred to as the “Arbitration Agreement”), by and among the Employer and Employee, and that the terms and conditions of the Arbitration Agreement survive the termination of Employee’s employment as provided therein.  Employer and Employee agree that in the event it becomes necessary to enforce any provision of this Agreement, the prevailing party in such action shall be entitled to recover all their costs and attorneys’ fees, including those associated with appeals.
As Employee agreed to arbitrate, if Employee files or causes to be filed a claim that is subject to arbitration under the Arbitration Agreement in a court or other body (“Court Claim”), Employer will notify Employee or his attorney (if an attorney has entered an appearance) of the existence of the Arbitration Agreement and request that the Court Claim be dismissed or stayed.  If Employee does not move to dismiss or stay the Court Claim within ten (10) calendar days of service of the notice, and Employer successfully moves to dismiss or stay the Court Claim and refer it to arbitration, Employer may submit a request for payment of attorney’s fees and costs to the arbitrator, who shall award to Employer’s reasonable costs and attorney’s fees incurred because of the filing of the Court Claim.
18. Code Section 409A.
(a) The intent of the parties is that payments and benefits under this Agreement satisfy, to the maximum extent available, one or more exemptions from status as a deferral of compensation within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and applicable guidance thereunder (“Code Section 409A”) or, to the extent such an exemption is not available, to comply with Code Section 409A.  Accordingly, all provisions of this Agreement shall be interpreted and administered in a manner consistent with the requirements for avoiding taxes or penalties under Code Section 409A.
(b) Neither the Employee nor the Employer shall take any action to accelerate or delay the payment of any monies and/or provision of any benefits in any matter which would not be in compliance with Code Section 409A.
(c) If the Employee is deemed on the date of separation from service with the Employer to be a “specified employee”, within the meaning of that term under Code Section 409A(a)(2)(B) and using the identification methodology selected by the Employer from time to time, or if none, the default methodology, then with regard to any payment or benefit that is required  to be delayed in compliance with Code Section 409A(a)(2)(B), such payment or benefit shall not be made or provided prior to the earlier of (i) the expiration of the six-month period measured from the date of the Employee’s separation from service or (ii) the date of the Employee’s death. On the first day of the seventh month following the date of the Employee’s separation from service or, if earlier, on the date of the Employee’s death, all payments delayed pursuant to this Section 18(c) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Employee in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.
(d) With regard to any provision herein that provides for reimbursement of expenses or in-kind benefits subject to Code Section 409A, except as permitted by Code Section 409A, (i) the right to reimbursement  or in-kind benefits is not subject to liquidation or exchange for another benefit, and (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other taxable year, provided that the foregoing clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Code Section 105(b) solely because such expenses are subject to a limit related to the period the arrangement is in effect. All reimbursements shall be reimbursed in accordance with the Employer’s reimbursement policies but in no event later than the calendar year following the calendar year in which the related expense is incurred.
(e) If under this Agreement, an amount is to be paid in two or more installments, for purposes of Code Section 409A, each installment shall be treated as a separate payment.
(f) When, if ever, a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within ten (10) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Employer.
(g) Notwithstanding any of the provisions of this Agreement, the Employer shall have no liability to the Employee if any payment or benefit which is to be provided pursuant to this Agreement and which is considered deferred compensation subject to Code Section 409A otherwise fails to comply with, or be exempt from, the requirements of Code Section 409A. In the event that the parties reasonably agree that this Agreement or the payments under this Agreement do not comply with Code Section 409A, the parties shall cooperate to modify this Agreement to comply with Code Section 409A while endeavoring to maintain its economic intent.
19. This Agreement, the exhibits hereto, and the documents referenced herein (the Nondisclosure-Noncompetition Agreement, Employee Confidential Information Agreement, and Arbitration Agreement) constitute the entire agreement between Employer and Employee regarding the separation of Employee’s employment, survive the termination of Employee’s employment and supersede and cancel all prior and contemporaneous written and oral agreements to the contrary, if any.  Employee affirms that, by entering into this Agreement, he is not relying and has not relied upon any other oral or written promise or statement made by anyone at any time on behalf of Employer.  This Agreement may not be changed or altered, except by a writing signed by the Employer and Employee.
20. The U.S. Defend Trade Secrets Act provides civil and criminal immunity to certain whistleblowers for the confidential disclosure of trade secrets (i) to relevant Federal government officials or an engaged attorney, when such disclosure is made solely for the purpose of reporting or investigating a suspected violation of law or (ii) in a document filed under seal in a lawsuit or other proceeding.
21. Nothing contained in Agreement shall limit or restrict the Employee’s ability or right to report securities law violations to the Securities and Exchange Commission and other federal agencies without the Company’s prior approval and without having to forfeit any resulting whistleblower award, if applicable. Further, Employee is authorized to and expected to fully cooperate with any governmental investigations, and hereby agrees to do so.
22. The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties to this Agreement. Should any provision of this Agreement be declared or be determined by any Court to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this Agreement.
23. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.
24. Employer agrees to reimburse Employee within 30 days following receipt of an invoice for legal fees and expenses reasonably incurred in connection with the negotiation of this Agreement, up to a maximum of $5,000.00 (five thousand dollars) in the aggregate.

PLEASE READ CAREFULLY. THIS AGREEMENT INCLUDES
A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

[Signatures on following page]

WITNESS the signatures of the Parties to this Agreement as of the date set forth below.
Jeffry Rosenthal	HIBBETT SPORTING GOODS, INC.
/s/ Jeffry Rosenthal (Signature)	By: /s/ David M. Benck (Signature)
Date: May 9, 2019	Name Printed: David M. Benck Its: Vice President & General Counsel Date: May 10, 2019

EXHIBIT A
GENERAL RELEASE AGREEMENT

This General Release Agreement (“General Release”) is entered into between Hibbett Sporting Goods, Inc. (“Hibbett”), and its predecessors, successors, assigns, affiliates, subsidiaries and related entities, (hereinafter “Employer”) and Jeffry O. Rosenthal (hereinafter “Employee”). In consideration for the mutual promises contained herein, and for other good and valuable consideration, Employer and Employee agree as follows:
1. Separation from Employment.
Employee’s employment with Employer was separated effective ___________ (the “Separation Date”). The decision to end Employee’s employment with Employer was made prior to the execution of this General Release. Employee has received his final paycheck for all wages and compensation earned through the Separation Date.
2. Release.
In consideration of the payments set forth in paragraphs 3(b), 3(d), 3(e), and 3(f) of the Retirement Agreement, between the Employer and Employee dated as of May 10, 2019 (the “Retirement Agreement”), and other good and valuable consideration, on behalf of himself, his heirs, executors, administrators, and assigns, Employee, to the fullest extent permitted by law, forever completely, unconditionally and irrevocably releases, acquits and discharges Employer and its parent Hibbett Sports, Inc. and each of their subsidiaries, affiliated or related entities, and all of their past and present owners, officers, directors, investors, insurers, managers, agents, attorneys, supervisors, and employees (collectively, the “Released Parties”), from all claims, known or unknown, of any kind which Employee may have relating to the Released Parties, including any other agreements, employment or otherwise, made verbally or in writing.  This release includes, but is not limited to, all liabilities for the payment of earnings, bonuses, commissions, past or present cash or equity awards, including employee stock options and RSUs, severance pay, salary, accruals under any vacation, sick leave, or holiday plans, any employee benefits, including, but not limited to, health and medical insurance benefits, and 401(k) or retirement benefits, any charge, claim or lawsuit under any federal or state constitution, federal, state, or local law, statute or ordinance, any state statutory or common law, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Civil Rights Act of 1866, 42 U.S.C. §1981, the Age Discrimination in Employment Act, as amended by the Older Workers’ Benefit Protection Act, the Americans with Disabilities Act, the Equal Pay Act of 1963, the Fair Labor Standards Act, the Family and Medical Leave Act of 1993, the Employee Retirement Income Security Act and any claims under the Alabama Age Discrimination in Employment Act, Alabama Code § 25-1-20, et seq., Alabama wage and hour laws, or any other state, county or municipal statute or ordinance relating to any condition of employment or employment discrimination, and any tort, contract, and quasi- contract or other common law claims, including, but not limited to, claims for wrongful termination, discrimination, harassment, retaliation, whistle blowing, negligent or intentional infliction of emotional distress, negligent hiring, negligent supervision, negligence, invasion of privacy, defamation, slander, assault, battery, misrepresentation, and conspiracy, the existence of which is denied by the Released Parties.
This General Release, however, excludes (i) any rights to benefits under this Agreement, (ii) any rights as a shareholder of Employer, (iii) any rights to indemnification or advancement of expenses and the protection of directors’ and officers’ liability and corporate indemnification policies or agreements, and (iv) any other rights that may not be legally released by private agreement (the “Excluded Claims”).
Employee represents that he has not filed any charges or claims against the Released Parties with any federal or state agencies or tribunals or any other suits, claims, proceedings, actions, or complaints against the Released Parties, and Employee agrees, to the fullest extent permitted by law, that he will not file any lawsuits at any time in the future with respect to any claim which arose prior to the date of this General Release other than the Excluded Claims.  This release forever bars all actions, claims, proceedings, and suits which arose or might arise in the future from any occurrences arising prior to the date of this General Release and authorizes any court, administrative agency or tribunal to dismiss any claim, action, proceeding, or suit filed by the Employee (other than the Excluded Claims) with prejudice.  This release is not to be construed as barring Employee from filing charges with any agency or as interfering with Employee's right to testify, assist or participate in an administrative hearing or proceeding.  However, Employee agrees that Employee will not accept any monetary or non-monetary benefit (excepting standard witness fees and mileage), including, but not limited to, back pay, front pay, benefits, damages, punitive damages, attorney fees, reinstatement or any other type of equitable or legal relief, as a result of any such charge, lawsuit or claim.  Further, Employee represents and warrants that Employee is unaware of, and has no factual information that would support any such administrative charge, hearing or proceeding, on Employee’s behalf, or any other employee’s behalf that has not been disclosed to Employer in writing. Employee acknowledges that the consideration provided by this General Release represents complete satisfaction of any monetary and non-monetary claims he has or might have against the Released Parties and that the consideration hereunder is in lieu of any other remuneration, payment or award to which he might otherwise be entitled.

Employer, to the fullest extent permitted by law, forever completely, unconditionally and irrevocably releases, acquits and discharges Employee and his heirs, executors, administrators, estate, successors and assigns, attorneys and all persons or entities acting by, through, under or in concert with any of them (the “Employee Released Parties”) from all claims, of any kind which Employer may have relating to the Employee Released Parties, including any other agreements, employment or otherwise, made verbally or in writing, of which Employer is aware or should be aware as of the date hereof.
3. Employee specifically acknowledges the following:
(a) Employee does not release or waive any right or claim which Employee may have which arises after the date of this General Release; (b) In exchange for this general release, Employee has received separate consideration beyond that which Employee is otherwise entitled to under Employer’s policy or applicable law; (c) Employee is releasing, among other rights, all claims and rights under the Age Discrimination in Employment Act (“ADEA”) and the Older Workers' Benefit Protection Act (“OWBPA”); (d) Employee has twenty-one (21) days, but need not take the full twenty-one (21) day period if he does not wish to do so, to consider this General Release. If he executes this General Release before 21 days after receiving it, he has done so knowingly and voluntarily with the express intent of waiving any remaining portion of the 21-day period; (e) Employee has seven (7) days to revoke this General Release after acceptance.  For the revocation to be effective, Employee must give written notice of Employee’s revocation to Harvey Knighten, Vice-President of Human Resources by hand-delivery and by mailing the original to him at the following address: Hibbett Sporting Goods, Inc., 2700 Milan Court, Birmingham, Alabama 35211; (f) Employee acknowledges and agrees that this General Release is written in a manner that he understands and that he has read and fully understands the terms of this General Release as written, the legal and binding effect of the General Release and the exchange of benefits and promises herein, including the full release of claims; (g) Employee understands and agrees that Employer’s obligation to perform under this General Release is conditioned upon the Employee’s performance of all agreements, releases and covenants to the Employer; (h) Employee has read this General Release fully and completely and Employee understands its significance; (i) Employee enters into this General Release knowingly and voluntarily and on Employee’s own free will and choice; (j) Employee is advised to consult with an attorney before executing this General Release and has been given an opportunity to review this General Release with an attorney.
Employee understands and acknowledges that this release is legal, final and binding and that he is currently unaware of any claim, right, demand, action, obligation, liability, or cause of action he may have against Released Parties which has not been released in this General Release (other than the Excluded Claims).
Nothing contained in this General Release shall limit or restrict the Employee’s ability or right to report securities law violations to the Securities and Exchange Commission and other federal agencies without the Company’s prior approval and without having to forfeit any resulting whistleblower award, if applicable.
4. Successors and Assigns.
This General Release shall be binding upon Employer, Employee and upon Employee’s heirs, administrators, representatives, executors, successors and assigns, and shall inure to the benefit of the Released Parties and their respective successors and assigns.  Employee represents that no inducements, statements or representations have been made that are not set out in this General Release and that he does not rely on any inducements, statements or representations not set forth herein.
5. Governing Law and Venue.
The validity, construction, enforcement, and interpretation of this General Release are governed by the laws of the State of Alabama and the federal laws of the United States of America, excluding the laws of those jurisdictions pertaining to the resolution of conflicts with other jurisdictions. Employer and Employee agree that any claims or disputes concerning or covered by this General Release or resulting from Employee’s employment or the termination of Employee’s employment must be submitted to binding arbitration and that this arbitration will be the only remedy for resolution of any such claim or dispute, as set forth in the Mutual Arbitration Agreement (herein referred to as the “Arbitration Agreement”), by and among the Employer and Employee, and that the terms and conditions of the Arbitration Agreement survive the termination of Employee’s employment as provided therein.  Employer and Employee agree that in the event it becomes necessary to enforce any provision of this General Release, the prevailing party in such action shall be entitled to recover all their costs and attorneys’ fees, including those associated with appeals.
As Employee agreed to arbitrate, if Employee files or causes to be filed a claim that is subject to arbitration under the Arbitration Agreement in a court or other body (“Court Claim”), Employer will notify Employee or his attorney (if an attorney has entered an appearance) of the existence of the Arbitration Agreement and request that the Court Claim be dismissed or stayed.  If Employee does not move to dismiss or stay the Court Claim within ten (10) calendar days of service of the notice, and Employer successfully moves to dismiss or stay the Court Claim and refer it to arbitration, Employer may submit a request for payment of attorney’s fees and costs to the arbitrator, who shall award to Employer’s reasonable costs and attorney’s fees incurred because of the filing of the Court Claim.
6. Interpretation.
The language of all parts of this General Release shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties to this General Release. Should any provision of this General Release be declared or be determined by any Court to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this General Release.
7. Entire Agreement.
Employee acknowledges that any and all prior understandings and agreements between the parties to this General Release with respect to the subject matter of this General Release, including any initial employment offer letter and any subsequent revisions thereof, are merged into this General Release (which, for purposes of this paragraph 7 shall be deemed to include the Retirement Agreement), which fully and completely expresses the entire General Release and understanding of the parties to this General Release with respect to the subject matter hereof. This General Release may not be orally amended, modified or changed and may be amended, modified or changed only by written instrument or instruments executed by duly authorized officers or other representatives of the parties to this General Release.
8. Execution.
This General Release may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.

PLEASE READ CAREFULLY. THIS GENERAL RELEASE INCLUDES
A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

[Signatures on following page]

Jeffry Rosenthal	HIBBETT SPORTING GOODS, INC.
/s/ Jeffry Rosenthal (Signature)	By: /s/ David M. Benck (Signature)
Date:_____________________________________	Name Printed: David M. Benck Its: Vice President & General Counsel Date: ___________________________________________

[Signature page to Exhibit A - General Release Agreement]

EXHIBIT B
TO RETIREMENT AGREEMENT

PAYMENT UNDER PARAGRAPH 3(E)

[The table included in Exhibit B has been omitted pursuant to Item 601(a)(5) of Regulation S-K.]

END OF EXHIBIT 10.1